Exhibit 10
BUFFALO WILD WINGS
Retail Center Lease
THIS LEASE has been made and entered into as of December 2, 2009, by and between Chesterfield Development Company, LLC (“Landlord”), and AMC Chesterfield, Inc., a Michigan corporation, dba Buffalo Wild Wings (“Tenant”).
WITNESSETH:
In consideration of the mutual undertakings herein contained, and intending to be legally bound, Landlord and Tenant agree as follows:
ARTICLE 1
Definitions
1.1 Definitions. When used in this Lease, the following defined terms shall carry the definitions which follow them, unless the context clearly indicates to the contrary:
(a) “Common Areas” means the portions of the Project available for common use by all tenants and their invitees, and not intended to be leased, such as parking areas and sidewalks, but excluding roofs, buildings, or areas serving, or for the sole benefit of any singular tenant.
(b) “Lease Year” means the 12-month period beginning on January 1 of each year and ending on the following December 31.
(c) “Operating Costs” means the reasonable costs of owning, operating, managing, administering, maintaining, repairing, the Common Areas as is customary in like properties, except the following costs: (1) Landlord’s repair obligations pursuant to Section 7.2 below and the cost of any Landlord’s Work (as defined in Section 5.1 below); (2) Landlord’s financing costs and payments; (3) Landlord’s income taxes, single business and gross receipts taxes; (4) the cost of any capital improvements, except if such improvements would reduce any other cost included within Operating Costs and are, in each instance, less than Twenty Thousand ($20,000.00) Dollars; (5) taxes other than Tenant’s pro-rata share of taxes as defined in paragraph [i]; (6) insurance deductibles over Ten Thousand ($10,000.00) Dollars; (7) Administrative Fees in excess of ten [10%] percent; (8) administrative fees which include taxes and payroll of Landlord’s employee[s] or retirement benefits; (9) any expenditure for benefit of a singular tenant; (10) alterations and/or improvements to roofs or buildings or their structural components of the Project including, without limitation, replacement of curbs, gutters, pylon or monument signs, and lighting standards; (11) replacement of base course of parking lots and areas; and (12) any charges for employees of Landlord unless based on hours devoted to operating the Common Areas.

(d) “Premises” means that space in the Project shown outlined and cross hatched on the site plan (Exhibit B) attached hereto and containing a minimum area of 6,250 square feet, and an outdoor seating area as delineated and identified on the site plan, which outdoor seating area shall accommodate a minimum of 48 people (no additional Rent or other charges, including Operating Costs for the outdoor seating area). Landlord’s estimate of the square feet (excluding the outdoor seating area) is based on the dimensioned layout of the Premises attached as Exhibit B-1 hereto. On or before Landlord delivers possession to Tenant, Landlord shall measure and report to Tenant the actual dimensions and square footage of the Premises. Regardless of the actual, as-built square footage of the Premises, for purposes of this Lease, the Premises shall be deemed 6,250 square feet.
(e) “Project” means the Property with the improvements and installations located or to be located thereon, as the same may be modified, altered, expanded or reduced as permitted herein. There shall be no exclusion from any tenant being part of the Project Area and all tenants shall pay their proportionate share of Operating Costs, insurance, and taxes, unless otherwise provided for herein, or unless they have a separate pad and Tax Identification number, and are taxed separately and perform their own maintenance. To the extent other portions of the Project are constructed, Tenant’s proportionate share of Operating Costs shall be reduced.
(f) “Property” means the real estate described on Exhibit A hereto.
(g) “Rent” means Base Rent, Additional Rent and all other amounts or charges payable by Tenant under any provision of this Lease, all of which shall be deemed payable by Tenant in consideration of the demise of the Premises.
(h) “Taxes” means all ad valorem real estate taxes levied or billed by any governmental unit during the Term in respect of the Project or the Premises, or both, or any part thereof; provided, however, that in the case of special assessments payable in installments, only current installments shall be included in the definition of Taxes for any one calendar year, and only those assessed subsequent to the commencement of this Lease. Taxes shall include any governmental charge levied in lieu of all or any part of the ad valorem taxes and shall not include capital charges, paybacks; or special assessments existing prior to the Lease Commencement Date. Tenant may not directly contest Taxes with the assessing governmental authority.
(i) “Tenant’s Pro-Rata Share” means the pro-rata share of the Project for purposes of calculating Tenant’s pro-rata share of Common Area Operating Costs and taxes and insurance. Tenant’s pro-rata share has been computed based upon using the size of Tenant’s Premises (6,250 square feet) divided by the total number of square feet of gross leaseable floor area in the Project as may be determined from time-to-time. As of the date of this Lease, Tenant’s Pro-Rata Share is 6,250/160,256 (or 3.9%)
(j) “Zoning” means that the Premises on the Property are currently zoned and allow the use and services of a dine-in restaurant and bar (subject to necessary liquor license(s) and related permits) with parking sufficient to satisfy the Ordinances of the County of Macomb and Township of Chesterfield. Landlord shall be solely responsible to assure that the Property has proper Zoning to assure the use of an outside patio for the sale of food and alcoholic beverages.

1.2 Gender; Singular and Plural. Whenever in this Lease words, including pronouns, are used in the masculine, they shall be read in the feminine or neuter whenever they would so apply and vice versa, and words in this Lease that are singular shall be read as plural whenever the latter would so apply and vice versa.
ARTICLE 2
Demise of Premises; Possession
2.1 Demise of Premises; Term.
(a) Landlord leases the Premises to Tenant, and Tenant hires the Premises from Landlord, on the terms and subject to the conditions contained herein, for a term of ten (10) years, beginning one hundred twenty (120) days after Landlord has performed all Landlord’s Work and delivered possession of the Premises to Tenant with Landlord’s Work substantially completed, or when Tenant opens for business, whichever is earlier (the “Commencement Date”), and ending one hundred twenty (120) months later (the “Termination Date”), unless sooner terminated as provided herein (the “Term”). So long as Tenant is not then in default of this Lease, Tenant shall have the option of extending this Lease for three (3) additional five (5) year terms, under the same terms and conditions herein, and conditional upon providing Landlord written notice one hundred eighty (180) days prior to the Termination Date or the last day of any preceding option term.
(b) Landlord reserves, upon prior notice to Tenant, the right to repair and replace pipes, ductwork, wires and the like through the Premises as necessary upon prior notice. Landlord shall use all reasonable efforts to make all such installations and perform all work related thereto so as to minimize any unreasonable interference with or interruption of the business operations of Tenant as provided herein.
2.2 Use of Premises.
(a) Tenant shall use and occupy the Premises for the purposes of a Buffalo Wild Wing’s Restaurant, and for no other purpose without Landlord’s prior written consent (which shall not be unreasonably withheld by Landlord). Tenant shall have the exclusive right to: operate a restaurant and/or bar that primarily serves chicken wings with two or more sauces as a dominant menu item over other menu items. Landlord has provided Tenant with all copies of the Reciprocal Easement and Operating Agreements, including that certain Operation and Easement Agreement between Landlord and Dayton Hudson Corporation, dated May 5, 1994, and recorded in Liber 06323, Page 308, Macomb County Records, as amended by Amendment to Operation and Easement Agreement and Supplemental Agreement dated February 1, 1996, recorded in Liber 06955, Page 209, Macomb County Records, and further amended by Agreement Regarding Second Amendment to Operation and Easement Agreement and Supplemental Agreement dated August 30, 2000, being recorded in Liber 9771, Page 306, Macomb County Records, and by these references incorporated herein (“REOAs”) and other restrictive covenants affecting the use and operation of the Project and Property and all existing tenant exclusives. Landlord represents and warrants that Tenant’s exclusive use does not violate the REOAs of any existing tenant use.

(b) Tenant shall not use the Premises, or permit the Premises to be used, in a manner that constitutes a violation of any REOA or any applicable law, order, ordinance, or regulation nor shall Tenant commit any waste in the Premises, or permit anything to be done on the Premises, including the outdoor seating area, that creates a nuisance or disturbance.
(c) Landlord agrees: (i) that Tenant’s exclusive use includes the use of an outside patio with sale of alcoholic beverages and food, which does not violate the Lease provisions; (ii) that the sale of alcoholic beverages in the outdoor area does not violate such provisions; (iii) that the sound and video systems to be used by Tenant on the interior of the Premises are not violative of the use of Tenant (so long as they do not disrupt, or unreasonably disturb other tenants); and (iv) that there shall be four (4) small satellite dishes or such greater number as required by Tenant to operate a Buffalo Wild Wing as required by Tenant’s franchisor’s then current standards on the roof in an inconspicuous location at the rear side of the building underneath coping at the roof line, if possible; or on the rear side of the building on the back wall, if possible; or on the roof. If roof penetration is necessary for the installation of the satellite dishes, Landlord’s roofer shall install roof penetrations at Tenant’s expense, and Tenant shall be solely responsible for any damages caused by such roof penetrations. The standard of operation shall be the standard provided by the Franchisor for operation of a typical Buffalo Wild Wings restaurant in compliance with the Tenant’s Franchise requirements.
(d) Landlord agrees to the following Tenant requirements:
(i)
Tenant shall have the right to incorporate standard Buffalo Wild Wings Gen. 4.1 Trade Dress to the exterior of the Premises with associated signage and awnings. Landlord shall obtain any necessary approvals required by the REOAs with Target and Farmer Jack. Landlord will cooperate to obtain all approvals from the Township of Chesterfield.

(ii)	Landlord will provide adequate parking and handicap spaces as shown on the proposed site plan. All parking is open.

(iii)	Landlord shall provide Tenant with a staging area for two (2) eight (8) yard dumpsters for the exclusive use of the restaurant. (Tenant to provide dumpsters at location).

(iv)	Landlord shall permit Tenant to install a grease rendering container as may be required for restaurant use. (Tenant to provide Grease Trap.)

(v)
Landlord shall permit Tenant to use the outdoor patio area exclusively for a seating area and bar area (as permitted by state and local laws and regulations) for full-service food, beverage, including alcoholic beverage, service with no additional Rent or other charges including Operating Costs to be paid on the outdoor patio area.

(vi)	Landlord also agrees to a “No building zone” in the cross-hatched portion of the site plan (Exhibit B).
(e) The Lease is contingent upon satisfaction or written waiver of the following conditions precedent, on or before the indicated deadlines:
(i) the Tenant’s building plan being approved by the Township, and receipt by Tenant of all governmental approvals (state and local) for a full service on-premises liquor license with all necessary licensees and permits allowing Tenant to serve food and alcoholic beverages on the Premises and outdoor patio area, within one hundred eighty (180) days after execution of this Lease;
(ii) Landlord’s and Tenant’s Franchisor’s approval of Tenant’s Premises improvement plans within sixty (60) days after the date of this Lease, provided that Tenant shall deliver such plans to Landlord and Tenant’s Franchisor for approval within thirty (30) days after the date of this Lease; and
(iii) Landlord’s execution of a reasonable and customary form of subordination agreement required by Tenant’s financing source within one hundred eighty (180) days after execution of this Lease, provided that such form of agreement is submitted to Landlord not later than twenty (20) days before Tenant requires its return from Landlord.
Upon the failure of any one of the forgoing contingencies, Tenant may terminate this Lease by giving written notice of termination to Landlord on or before the deadline therefor as above indicated and the parties shall be relieved of further liability hereunder. The contingencies are for the sole benefit of the Tenant; provided, however, failure to give notice of termination on or before the applicable deadline shall be deemed a waiver of said contingency.
2.3 Possession.
(a) Landlord shall deliver possession of the Premises to Tenant, for purposes of commencing the Tenant buildout no later than one hundred twenty (120) days from the date that Tenant waives, by written notice of waiver delivered to Landlord, or allows to lapse all contingencies enumerated in Section 2.2(e) (the “Possession Date”). If possession of the Premises shall for any reason, other than occurrence of a force majeure event, not be delivered to Tenant on or before the Possession Date, this Lease shall continue in full force and effect, and for every day after the Possession Date that Landlord does not deliver possession, other than as a result of occurrence of a force majeure event, Tenant shall receive one (1) day free Base Rent from the Commencement Date forward until the total number of accumulated days of free Base Rent is exhausted. If Landlord does not deliver possession on or before ninety (90) days after the Possession Date, Tenant may elect, as its sole remedy, to terminate this Lease and the parties shall thereupon be relieved of all further obligations hereunder, except that Landlord shall reimburse

Tenant for all reasonable, documented out-of-pocket costs and expenses incurred in connection with this Lease, including preparation and procurement, as the case may be, of all architectural plans, permits, licenses, and the cost of the Liquor License, franchisor-imposed penalties, and Tenant’s attorneys fees related to preparation of this Lease, but in no event shall Landlord be required to reimburse Tenant, in the aggregate, more than Seventy Five Thousand Dollars ($75,000.00). If Tenant shall take possession of any part of the Premises before the Commencement Date to expedite Tenant’s Work upon written agreement with Landlord, Tenant shall use its best efforts to avoid interfering with or delaying completion of Landlord’s Work, and such possession shall be governed by the provisions of this Lease, except that Tenant shall not pay Landlord Rent or other charges except for electricity consumed by Tenant at the Premises. Neither the Term nor any other provision of this Lease shall be affected by Tenant’s prior occupancy, which shall occur only with the written permission of the Landlord. Further, there shall be added for each day of delay in providing possession an additional day to the term and all rights of Tenant under the Lease shall be correspondingly extended. Notwithstanding anything herein to the contrary, Landlord may, in the exercise of its reasonable discretion, allow Tenant access to the Leased Premises to commence Tenant’s Work prior to the Possession Date, and such simultaneous access to the Leased Premises shall not constitute acceptance of possession by Tenant. As used herein, a “force majeure” event shall be deemed to have occurred if Landlord shall be delayed or hindered in, or prevented from, the performance of any act required hereunder by reason of inability to procure materials, delay caused by Tenant or its agents, failure of power or unavailability of utilities, riots, insurrection, war, terrorism, or acts of God, fire, windstorm, flooding, unusually intense or severe rainfall or accumulations of snowfall, and other reasons of a similar nature not the fault of Landlord or not within its control.
(b) Except as otherwise provided herein, Tenant’s obligation to pay Rent shall commence on the Commencement Date provided Landlord’s Work is substantially completed at time of delivery of the Premises. Landlord’s Work shall be deemed “substantially complete” upon the earlier of (a) when (i) the Leased Premises have, according to Landlord’s architect, been substantially completed pursuant to the Plans and Specifications for Landlord’s Work attached hereto as Exhibit C, but excepting completion of punchlist or other items requiring minor adjustment or completion, and (ii) a certificate of occupancy or temporary certificate of occupancy is issued by the local municipal authority, or (b) the date on which substantial completion would have occurred under (a), but for any delays to Landlord’s completion of Landlord’s Work caused by Tenant or its agents.
2.4 Condition of Premises; Representations. Except as Landlord and Tenant may otherwise agree in writing, Tenant’s acceptance of possession shall constitute that Tenant has inspected the Premises and found them to be satisfactory at the time of entry. Landlord shall be obligated to correct any punchlist items that are due to the fault of Landlord’s Work as provided in Section 5.1(a).

The Landlord warrants and guarantees that the Premises will be delivered in the condition required so that Tenant may have quiet enjoyment of the Property and the exclusive use and occupancy as provided herein. The Landlord represents that Landlord’s Work on the Premises will meet all applicable building codes, ordinances, laws, regulations, and requirements, including the Americans With Disabilities Act in effect as of the Possession Date. Landlord further represents and warrants for a period of one (1) year from and after the Possession Date, that Landlord’s Work shall be free from defects in materials and workmanship. The preceding warranty specifically EXCLUDES coverage of any defect or damage caused by (i) Tenant’s abuse, abnormal usage, failure to maintain in accordance with prudent building management practices, (ii) unforeseen acts of third parties, normal wear and tear under normal usage, Acts of God, and loss or damage covered by insurance required by this Lease to be carried by Tenant, (iii) defects which are the result of characteristics common to the materials used; and (iv) CONSEQUENTIAL OR INCIDENTAL DAMAGES OF EVERY NATURE AND FROM WHATEVER CAUSE. SELLER EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES OF HABITABILITY.
2.5 Quiet Enjoyment. Landlord covenants and agrees with Tenant that upon Tenant’s paying the Rent and observing and performing the terms, covenants and conditions to be performed and observed, Tenant may peaceably and quietly enjoy the Premises hereby leased as provided herein for the exclusive use of Tenant which are provided and allowed under the current Zoning and that the number of available parking spaces is sufficient for such use.
ARTICLE 3
Rent and Other Charges
3.1 Base Rent.
(a) Tenant shall pay to Landlord, for the first ten (10) years, as follows:

Year 1	$87,187.50/year	$7,265.63/month
Year 2	$87,187.50/year	$7,265.63/month
Year 3	$87,187.50/year	$7,265.63/month
Year 4	$87,187.50/year	$7,265.63/month
Year 5	$87,187.50/year	$7,265.63/month

Year 6	$93,437.50/year	$7,786.46/month
Year 7	$93,437.50/year	$7,786.46/month
Year 8	$93,437.50/year	$7,786.46/month
Year 9	$93,437.50/year	$7,786.46/month
Year 10	$93,437.50/year	$7,786.46/month
(the “Base Rent”). The Base Rent shall be payable in twelve (12) equal monthly installments, commencing on the Commencement Date or when Tenant opens for business, whichever is sooner, unless Section 2.3 above has become applicable.

(b) Each monthly installment of Base Rent shall be payable in advance on or before the first day of each calendar month during the Term at such place as the Landlord shall from time to time designate. If this Lease commences other than on the first day of a calendar month, monthly installments of Base Rent for the first and last months of the Term shall be prorated. If any installment of Rent or other sum due hereunder is not paid within ten (10) days after its due date, then Tenant shall pay to Landlord a late fee equal to $250.00, such amount being stipulated to by Tenant as the amount necessary to compensate Landlord for Landlord’s anticipated costs of handling such late payment. Such late fee shall be immediately payable without notice or demand.
(c) If Tenant exercises its options to extend this Lease, the Base Rent shall be as follows:

Option 1
Year 11	$102,812.50/year	$8,567.71/month
Year 12	$102,812.50/year	$8,567.71/month
Year 13	$102,812.50/year	$8,567.71/month
Year 14	$102,812.50/year	$8,567.71/month
Year 15	$102,812.50/year	$8,567.71/month

Option 2
Year 16	$113,750.00/year	$9,479.17/month
Year 17	$113,750.00/year	$9,479.17/month
Year 18	$113,750.00/year	$9,479.17/month
Year 19	$113,750.00/year	$9,479.17/month
Year 20	$113,750.00/year	$9,479.17/month

Option 3
Year 21	$126,250.00/year	$10,520.83/month
Year 22	$126,250.00/year	$10,520.83/month
Year 23	$126,250.00/year	$10,520.83/month
Year 24	$126,250.00/year	$10,526.83/month
Year 25	$126,250.00/year	$10,526.83/month
3.2 Taxes and Operating Costs.
(a) As Additional Rent, Tenant shall pay to Landlord Tenant’s Pro Rata Share of Operating Costs incurred or billed during the Term. Tenant’s Operating Costs shall not exceed $1.05/square foot for the first Lease Year, excluding snow removal and utilities of the Common Area. The Operating Costs (excluding taxes, insurance, common area utilities, and snow removal expenses) shall not increase by more than five (5%) percent annually during the Initial Lease Term or any Option Term. Landlord will provide a final Operating Cost budget and list of services to Tenant at least thirty (30) days prior to the Commencement Date.

(b) Upon the Commencement Date, and on the first day of each succeeding calendar month during the Term, Tenant shall pay an amount estimated by Landlord to be 1/12th of Tenant’s Pro-Rata Share of Operating Costs, Taxes and Insurance for the current calendar year. In addition to the Tenant’s Pro-Rata Share of the Operating Costs as described in Section 3.2(a) above, Tenant shall also pay 1/12th of Tenant’s Pro-Rata Share for Taxes (estimated at $1.80/ square foot per Lease Year) and 1/12th of Tenant’s Pro-Rata Share of Insurance (estimated at $0.20/square foot per Lease Year). Landlord may adjust such amount at any time by thirty (30) days prior written notice on the basis of Landlord’s experience and reasonably anticipated costs. If the Commencement Date shall not be the first day of a calendar month, monthly installments of such estimates shall be prorated for the first and last months of the Term.
(c) On or before April 30 in each calendar year, Landlord shall furnish Tenant with a statement showing a detailed breakdown of all: (i) Operating Costs, Taxes, and Insurance paid, (ii) the amount of Tenant’s pro-rata share thereof, and (iii) the aggregate monthly payments made by Tenant toward Tenant’s pro-rata share thereof, all for the year just past. If Tenant’s aggregate monthly payments toward Operating Costs, Taxes, and Insurance for that year are greater than Tenant’s pro-rata share of them, Tenant shall receive a credit for the excess against those monthly estimated Operating Costs, Tax and Insurance payments next becoming due to Landlord; if said payments are less than said pro-rata share, Tenant shall pay Landlord the difference thirty (30) after receipt of notice of underpayment. At the end of the Term, Landlord shall immediately reimburse Tenant any overpayment, or Tenant shall immediately pay any underpayment, of Operating Costs
(d) Landlord shall make its records relating to Operating Costs, Taxes and Insurance for the immediately preceding year available for Tenant’s inspection within ten (10) days after receiving a written request therefore from Tenant. Tenant shall have the right to have an independent CPA (whose compensation for conducting the audit is not tied to the results of said audit) examine the books and records and, if there is a discrepancy of more than five (5%) percent, then Landlord shall pay any excess funds due Tenant within twenty (20) days of receipt of such audit result, and the actual cost of the audit up to $1,500.
(e) Tenant shall pay, before any penalty or interest attaches, all personal property taxes levied or assessed against Tenant’s personal property and shall, upon request, furnish to Landlord evidence of such payment.
3.3 Utilities. Utility connections, meters and the like shall be provided in accordance with Exhibit C. Parking lot lighting shall be maintained at full illumination at the western end of the property for the safety and security of Tenant’s guests and employees during all Tenant’s non-daylight hours of operation (but not later than the latest time allowable by law), at no cost to Tenant. Tenant shall connect to such utilities, at its expense, in the form of tap or connection fees only. Tenant shall promptly pay for all water, sewer, gas, heat, light, power, janitorial services, garbage disposal, communication service, telephone service and other public utilities furnished to the Premises from and after the Possession Date. If Landlord provides utilities, utility payments shall be deemed additional Rent under this Lease, and shall be at competing rates and charges. If Landlord is the provider of such utilities to the Premises, Landlord shall only be liable for interruption of utility service that it may furnish due to negligent acts or omissions, or those of its servants, agents or contractors.

3.4 Interest on Rent. Rent which is not paid within thirty (30) days of written notice shall bear interest from the date due until paid at a rate equal to ten percent (10%) per annum. The payment of such interest shall not excuse or cure any default by Tenant under this Lease.
3.5 Setoff; Obligation to Survive; Application of Payments. Any Rent due under this Lease shall be paid by Tenant when due without any setoff, deduction, abatement, or reduction except as provided herein.
ARTICLE 4
Use of Common Areas
4.1 Use of Common Areas. Landlord hereby grants to Tenant the nonexclusive right to use the Common Areas for the purposes for which they were designed, subject to the following conditions:
(a) Common Areas shall be for the use of the tenants of the Project, their invitees, and guests.
(b) Tenant shall make no use of the Common Areas except as provided herein.
(c) The Common Areas shall be operated and maintained by Landlord in a manner that does not unreasonably interfere with Tenant’s use and quiet enjoyment or ingress/egress to the Premises to the commercial standards of anchored shopping center properties found in Metro Detroit, or the parking provided for on the Site Plan designated for Tenant, including designated parking, or its visibility.
(d) Landlord shall be responsible to operate the Common Area in accordance with a first-class development consistent therewith. Any rules and regulations must be reasonable and non-discriminatory and not change the obligations or duties of Tenant under the Lease. Landlord shall not change the use of the Common Areas in a manner that is contrary to the Site Plan or alter buildings which would affect the position of Tenant’s Premises or its visibility, egress, ingress, or parking. In no event shall Landlord cause changes to the Common Area which would affect or alter Tenant’s business or its outdoor seating and patio use or designated parking.
(e) Landlord shall not use the side or rear walls of the Premises or roof in a manner that diminishes the aesthetics of the Premises or Tenant’s use of such Premises. In no event shall the obligations of Tenant be increased due to alterations that take place subsequent to the removal of the contingency clause (Section 2.2(e)) in this Lease.
4.2 Maintenance and Control. Landlord shall maintain, operate and control the Common Areas, which constitute “Operating Costs” as referenced herein. Landlord shall operate the Common Area in accordance with a first-class development consistent therewith as set forth in Section 4.1.

ARTICLE 5
Preparation of the Premises
5.1 Landlord’s Work and Tenant’s Work.
(a) In preparing the Premises for Tenant’s occupancy, Landlord shall, at Landlord’s expense, perform the work as required in Exhibit C (hereinafter sometimes referred to as “Landlord’s Work”) within one hundred twenty (120) days of the later of either Landlord’s receipt of a building permit from Chesterfield Township or the date that Tenant removes all Section 2.2(e) contingencies. All Landlord’s Work shall be fully inspected by Tenant. Tenant shall provide a punchlist of any defects it is aware of after possession is given to Landlord which are to be corrected by Landlord. All warranties, guarantees given to Landlord for construction of the Premises and buildings and improvements shall be provided to Tenant as a third-party beneficiary or enforced by Landlord at the request of Tenant. Landlord’s Work must be in conformity with Tenant’s required work plan and specifications, including those for utilities and in compliance with all applicable statutes, codes/ordinances, regulations, and agreed tenant requirements.
(b) Other than Landlord’s Work, any alterations, improvements, additions, physical changes or other work necessary or desirable to place the Premises in a condition suitable for Tenant’s business purposes (“Tenant’s Work”) shall be performed in a good and workmanlike manner by or for Tenant at Tenant’s sole cost and expense, except as otherwise provided. No construction or installation by Tenant shall begin until Landlord has approved the plans therefore. All construction shall be substantially performed in accordance with the approved plans, unless Landlord otherwise consents in writing. Tenant shall be solely responsible for obtaining any approvals, permits, variances, exceptions, etc., that may be necessary from the Township of Chesterfield, and/or any other applicable governmental entity, except as set forth in Exhibit C. Further, any delay in approval of Tenant’s plans by Landlord shall extend all dates and requirements of Tenant.
(c) Except as provided in Exhibit C and this Section, Tenant shall, at Tenant’s expense, procure all permits and licenses and make all contracts necessary for the construction of Tenant’s Work. Tenant’s Work shall fully conform to all applicable statutes, ordinances, regulations and codes. Prior to commencing any work, Tenant shall require its contractors and subcontractors to furnish Landlord and Tenant with evidence of insurance coverage for injury to persons and property and Worker’s Compensation.
5.2 Special Provisions Applicable to Tenant’s Work. Tenant’s contractors shall perform their work within the Premises only. Tenant shall be responsible for removal from the Premises and the Project of all trash, rubbish and surplus materials resulting from any work being performed in the Premises.

5.3 Lien Waivers. Tenant shall notify Landlord upon completion of Tenant’s Work in accordance with the plans. Simultaneously with such written notice, Tenant shall furnish Landlord with a detailed breakdown of the cost of Tenant’s Work, proper sworn statements and unconditional lien waivers from all persons performing work on or supplying materials to the Premises, and a certificate of occupancy issued by the appropriate governmental authority.
5.4 Covenant Against Liens. Tenant shall not do any act which will in any way encumber the title of Landlord in and to the Premises, nor shall the interest or estate of Landlord in the Premises be in any way subject to any claim by virtue of any act or omission of Tenant except as provided herein. Any claim to a lien upon the Premises arising from any act or omission of Tenant shall be valid only against Tenant and shall in all respects be subordinate to the title and rights of Landlord, and any person claiming through Landlord, in and to the Premises. Tenant shall remove any lien or encumbrance on its interest in the Premises within thirty (30) days after it has arisen; provided, however, that Tenant may in good faith contest any such item if it notifies Landlord in writing thereof and posts a bond or other security with Landlord, the title company, or a court of competent jurisdiction.
ARTICLE 6
Alterations
6.1 Alterations by Tenant.
(a) Except as permitted by Article 5 or required by Section 7.1, Tenant shall not, without the prior written consent of Landlord, make any alterations, improvements, additions or physical changes (hereinafter referred to as “alterations”) to the Premises. Tenant shall be reimbursed by Landlord for the Tenant Improvement Construction Allowance described in and provided in Exhibit C. Notwithstanding anything to the contrary, interior, non-structural improvements to the Premises may be made without the Landlord’s consent. Tenant shall provide Landlord with such plans and specifications as are to be undertaken. Subject to compliance with applicable laws and ordinances, non-structural changes which are required by Tenant’s Franchisor during the Lease Term or Extended Lease Term shall be allowed without Landlord’s prior written consent, including exterior changes to signage or dress. For those alterations to the Premises requiring Landlord’s prior written approval hereunder, Tenant shall submit proposed plans and specifications to Landlord for Landlord’s prior approval; Landlord shall approve such proposed plans and specifications within 15 business days after receipt thereof and, if landlord rejects such plans and specifications landlord shall notify Tenant of the reasons therefor, and generally describe the modifications which, if made, would make such plans and specifications satisfactory to Landlord. In the event Landlord neither rejects nor approves such proposed plans and specifications within 15 business days after receipt, then such plans and specifications shall be deemed approved without further action by either party.

(b) Unless Landlord otherwise provides in writing, no alterations made or installed by Tenant (except moveable furniture, equipment and trade fixtures) shall be removed by Tenant from the Premises at the termination of this Lease. Instead, all such leasehold improvements shall, when installed and permanently attached to the freehold, become and remain the property of Landlord. Notwithstanding the foregoing, and provided that Tenant is not in default of this Lease at that time, it is explicitly understood and agreed that all fixtures, equipment, walk- in coolers, refrigerators, bars, booths, range hoods, equipment, audio, video systems, storage and display cases, furniture, shelves and racks, business equipment, make-up air; ovens, telephone and communication systems; storage and display cases including, without limitation, silencing, refrigeration, telephone and other communication systems, fixtures, and partitions, vaults, shelving, may be removed by Tenant and are not and will not be part of the Property. Tenant may obtain financing on such fixtures and equipment. Landlord’s lender shall have no lien or interest in such fixtures and equipment. Furthermore, Tenant shall have the right to mortgage or place a deed of trust as security interest on its leasehold fixtures and equipment, and Landlord agrees that it shall execute any reasonable form of instrument purporting to subordinate Landlord’s interest to such financing by Tenant.
(c) Approved Tenant alterations shall be subject to the provisions of Article 5 above, as if they were “Tenant’s Work.”
6.2 Signs. Tenant may erect, maintain and remove such signs as have been approved in writing by Landlord, which approval shall not be unreasonably withheld. Landlord approves the standard Buffalo Wild Wings Gen. 4.1 trade dress to exterior with associated façade, signage, and awnings. At its sole cost, Tenant may install and shall maintain panels (one per side) on both monuments. Tenant may install and shall maintain temporary panels on the pylon sign until both of the two (2) remaining larger spaces are leased or split. Further, Landlord approves the standard Buffalo Wild Wings Gen. 4.1 storefront signage. Tenant shall have the right to place signs and displays in the window areas which are customary with Buffalo Wild Wings and which are utilized at typical Buffalo Wild Wings locations in keeping with its approved sign package. Tenant, with the cooperation of Landlord, shall procure any necessary approvals from the appropriate governmental entity.
6.3 Additional Construction by Landlord. Landlord reserves the right to make alterations, expansions or additions to the Project. Notwithstanding the aforegoing, Landlord shall not alter the “No building zone” in the cross-hatched portion of the site plan (Exhibit B), or use same for any temporary attraction (i.e., tent sale, carnival, side-show, etc.) in a manner that would alter Tenant’s visibility, access, egress and ingress, position, reserved parking, number of required parking spaces, or use of the Premises and/or outdoor patio seating area. Landlord shall not use the side or rear walls of the Premises or roof in a manner that diminishes the aesthetics of the Premises or Tenant’s use of such Premises. Landlord shall not diminish the size of the building or add to the building after any contingencies for the effectiveness of the Lease have expired without Tenant’s consent. In no event shall the obligations of Tenant or its pro-rata share be increased due to alterations that take place subsequent to the removal of the contingency clause in this Lease.
ARTICLE 7
Repairs

7.1 Repair and Maintenance of Premises. Except as provided in Section 7.2 below and Section 4.2 above, Tenant shall, at its expense, keep and maintain the Premises, and each component of the Premises, in a good and clean operating condition. Tenant’s obligations shall include, but are not necessarily limited to, the replacement of broken glass and the cleaning, repair and maintenance (including all necessary replacements) of all doors, windows, and the interior portions of the Premises, and the heating, air conditioning, mechanical, electrical, plumbing and sprinkler systems serving the Premises, any building security system and all other interior non-structural components. Except as provided in Section 7.2, Tenant shall not be responsible for replacement and repair of exterior walls (except Tenant’s trade dress), cement floors, adjacent sidewalks, roofs, gutters, downspouts, and structural components — whether interior or exterior. Furthermore, all guarantees and warranties for elements exclusive to the Leased Premises shall be made available by Landlord to Tenant, including any roof or other warranties from contractors, materialmen, suppliers or equipment providers. Provided Landlord has delivered the Premises in the condition required, Tenant shall maintain the Premises as provided herein, unless such item of maintenance is covered by Landlord’s warranty provided in Section 2.4 hereof. Tenant shall not be obligated to make any repairs or replacements occasioned by the tortious acts or negligence of Landlord, its agents, employees, invitees, except to the extent that Tenant is reimbursed therefor under any policy of insurance, and it shall not make repairs, replacements or additions unless required by law and which are the responsibility of Tenant under the Lease and not due to acts or neglect of Landlord. Tenant shall not be responsible for repairs or replacements or additions to systems external to the Premises unless due to its acts, omissions or negligence, or those of its contractors or employees.
7.2 Structural Repairs. Landlord shall, at its expense, keep the foundation, roof, exterior walls (excluding storefronts) and all load-bearing portions of the Project in good repair throughout the Term. Landlord may recover from Tenant the cost of repairs occasioned by the tortious acts or negligence of Tenant, its agents, employees, or licensees, except to the extent that Landlord is reimbursed therefor under any policy of insurance, or such are due in whole or in part to the negligence of Landlord, its servants, agents, employees or contractors. Landlord shall be neither liable nor responsible for any loss that may accrue to Tenant or Tenant’s business by reason of Landlord’s actions in fulfilling its obligations under the Lease unless such is due in whole or in part to the gross negligence or intentional misconduct of Landlord. Landlord shall undertake any repairs that are its responsibilities upon ten (10) days prior written notice. If there is a failure to make such repairs by Landlord and such are necessary in the reasonable judgment of Tenant, and after not less than thirty (30) days additional written notice to landlord (except no notice shall be required in cases of an emergency), Tenant may make such repairs and the reasonable costs incurred by Tenant shall be payable by Landlord within thirty (30) days of receipt of such bill; and after thirty (30) days, such costs shall accumulate interest at the rate of ten (10%) percent per annum. Furthermore, if Landlord fails to pay such amount to Tenant as required by the preceding sentence, Tenant may deduct the amount of such repairs, plus interest at the rate of ten (10%) percent per annum, from Base Rent due Landlord, provided, however, in no event shall Tenant deduct an amount equal to more than 25% of Base Rent in any single month.

ARTICLE 8
Tenant’s Covenants
8.1 Laws, Ordinances and General Conditions.
(a) Tenant, at its expense, shall promptly comply with applicable laws, ordinances, orders and regulations affecting its use or occupancy of the Premises, or any alterations it has made to the Project or the Premises.
(b) Tenant shall pay as Additional Rent any increase in the cost of insurance on the Project as a result of any unauthorized use of the Premises by Tenant, but such payment shall not constitute in any manner a waiver by Landlord of its right to enforce all of the covenants and provisions of this Lease. It is recognized that Tenant’s proposed operation and use of the Premises as a Buffalo Wild Wings restaurant and bar shall not increase the insurance cost on the Project.
(c) Tenant hereby indemnifies, defends, and holds Landlord, its officers, directors, and employees harmless from and against any and all claims, demands, liabilities, costs, expenses, and actual (but not incidental or consequential) damages, including attorney’s fees incurred by Landlord, arising from: (i) the negligence or willful misconduct of Tenant or its agents, employees, customers and invitees; or (ii) any material breach or default by Tenant of this Lease; or (iii) the breach of Tenant’s express covenants, representations, and warranties in this Lease. In the event any action or proceeding shall be brought against Landlord, its officers, directors, or employees by reason of any such claim, Tenant shall defend Landlord at Tenant’s sole cost and expense by counsel reasonably satisfactory to Landlord.
8.2 Furnishing Of Financial Statement. Upon Landlord’s written request, Tenant shall promptly furnish Landlord, from time to time, financial statements certified by a certified public accountant or by an officer of Tenant, reflecting Tenant’s and any Guarantor’s current financial condition. Provided, however, if Tenant is a publicly traded company, or its financial condition is consolidated with a publicly traded company, Landlord shall look solely to Tenant’s public financial statements.
ARTICLE 9
Landlord’s Covenants
9.1 Representations. Landlord covenants that it will not lease space to a use that is in violation of the exclusive use of Tenant. Landlord covenants, agrees, and warrants that it will not lease space to any use that is an adult bookstore, peep show, or x-rated movie. Landlord covenants, represents, and warrants to Tenant, as an inducement to enter into this Lease, that Tenant’s use of the Leased Premises for a Buffalo Wild Wings restaurant with outdoor patio seating is not in violation or breach of the terms, covenants, conditions, of any restrictions, leases, easements, or restrictions, nor does Tenant’s use, approved Signage Package, placement on the pylon sign(s) and monument sign(s) or storefront design require permission or the approval from any other tenant.

9.2 Intentionally omitted.
9.3 It is expressly understood and agreed that Landlord shall use reasonable efforts to cause any work to be done by it in a manner that does not unreasonably interfere with Tenant’s business and operation of Tenant’s business and shall be undertaken upon prior written notice, and at reasonable and agreed-upon times. Furthermore, no work that is undertaken by Landlord shall interfere with Tenant’s signage or satellite dishes. Nothing shall be done below the surface of the ground which interferes with Tenant’s use or enjoyment of the Premises, or above the building or roof which shall have such effect. Landlord shall be responsible to permit and make the necessary changes and alterations to the building as are set forth in Exhibit C, Landlord’s Work, in accordance with permitted plans submitted to and approved by the City/Township.
9.4 Landlord represents and warrants to Tenant that there is sufficient parking for Tenant in conformity with the Ordinances of the Township. Further, Landlord shall designate four (4) parking spaces for carry out in front of the Leased Premises; provided, however, that Landlord shall have no obligation to enforce the use of said designated parking spaces.
9.5 Landlord hereby indemnifies, defends, and holds Tenant, its officers, directors, and employees harmless from and against any and all claims, demands, liabilities, costs, expenses, and actual (but not incidental or consequential) damages, including attorney’s fees incurred by Tenant, arising from: (i) the negligence or willful misconduct of Landlord or its agents, employees; or (ii) any material breach or default by Landlord of this Lease; or (iii) the breach of Landlord’s express covenants, representations, and warranties in this Lease. In the event any action or proceeding shall be brought against Tenant, its officers, directors, or employees by reason of any such claim, Landlord shall defend Tenant at Landlord’s sole cost and expense by counsel reasonably satisfactory to Tenant.
ARTICLE 10
Damage to Premises; Eminent Domain; Indemnity; Insurance
10.1 Destruction, Fire or Other Cause.
(a) Subject to the provisions of Subsection 10.l(b) below, if the Premises shall be rendered untenantable by fire or other insured casualty, Landlord shall restore the Premises (excluding Tenant’s trade fixtures and improvements) and make them tenantable as soon as possible after receipt of the proceeds of property insurance. Rent shall abate during the period of untenantability in proportion to the area of the Premises rendered untenantable, and for up to ninety (90) days after its delivery to Tenant in a repaired condition by Landlord to allow Tenant to refixture the Premises, but in no event after the date on which Tenant re-opens for business to the public. All such restoration shall be completed within one hundred eighty (180) days of the date of the casualty or Tenant shall be entitled to terminate this Lease in its sole discretion; provided that Landlord must give Tenant written notice of the date of delivery of the Premises in a repaired condition at least 30 days prior to the anticipated delivery date and Tenant must give notice of such termination to Landlord not later than the day before Landlord tenders delivery of the Premises to Tenant in a repaired condition. Landlord shall advise Tenant within sixty (60) days of any insured casualty whether Landlord estimates that it can rebuild the Premises within such period of time. Tenant shall have the right to extend such period of time for rebuilding by written notice to Landlord from time-to-time. Notwithstanding the foregoing, Landlord shall have no obligation to repair the Premises if the casualty is a kind or nature that is uninsured, or if such casualty occurs less than eighteen (18) months prior to the Termination Date or the last day of any option term, unless Tent shall first notify Landlord that it exercises the next available option term, if any.
(b) If the Premises, or the building that the Premises are a part, shall be so damaged by fire or other casualty that demolition or substantial reconstruction (more than forty (40%) percent of their initial cost) is required during the last eighteen (18) months of any Lease Term or Extended Lease Term, unless Tenant elects to extend the Lease Term by exercise of an Option Right, then Landlord may terminate this Lease by notifying the Tenant of such termination within sixty (60) days after the date of such damage. Rent shall be prorated to the date of such a termination. If Tenant extends the Lease Term, Landlord must rebuild as required herein.
(c) Tenant shall immediately notify Landlord of the occurrence of a fire or other casualty at the Premises and shall, at its expense, restore or replace its personal property, fixtures and tenant improvements. There shall be no abatement of Rent during any delay caused by the failure of Tenant to complete its restoration and repair work unless due to acts or omissions of Landlord.
10.2 Eminent Domain. If all or any part of the Premises or any material portion of the parking area or the entrances for egress or ingress shall be taken or condemned by any competent authority for any public use or purpose, the Term shall, at the sole option of Tenant, end as of the day prior to the date of any actual taking. If the Premises may not reasonably be used for the purpose contemplated by the Lease following any taking, Tenant, in its discretion, may terminate this Lease. Tenant shall be entitled to funds awarded it for moving expenses, business interruption, loss of its leasehold interest, exclusive of Landlord’s interest, and for all costs and expenses it is entitled to under law. If not terminated by Tenant this Lease shall otherwise remain in full force and effect without apportionment to Tenant of any portion of the award or damages made solely to Landlord and Landlord shall make the necessary repairs and alterations to the extent of any award to be received by Landlord. Notwithstanding the aforegoing, Tenant may apply for and seek its own separate award for a partial taking as provided herein and at law. In the event of a termination pursuant to this Section 10.2, Rent shall be apportioned to the date of such taking.
10.3 Tenant’s Property.
(a) Landlord shall not be responsible or liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connected with the Premises or any part of the building of which the Premises are a part, or for any loss or damage resulting to Tenant or its property from bursting, stoppage or leaking of water, gas, sewer pipes or for any damage or loss of property within the Premises from any cause whatsoever.

(b) Tenant shall maintain an all risk policy of insurance for injury to persons and property and, in addition, all plate glass upon or appurtenant to the Premises, to the extent of their replacement cost, which policy of insurance shall contain a clause or endorsement under which the insurer waives, or permits the waiver by Tenant, of rights of subrogation against Landlord, and its agents, employees, customers, invitees, guests, or licensees, with respect to losses payable under such policy. Landlord and Tenant shall provide to the extent possible, waivers of subrogation for claims covered by any policies of insurance, notwithstanding that such damage may result from the negligence or fault of the other, or its agents, employees, customers, invitees, guests, or licensees. Any deductible amount included in such policy shall be treated as though it were recoverable under the policy.
10.4 Insurance. By this section, and by the applicable portions of Section 10.3 above, Landlord and Tenant intend that the risk of loss or damages as described shall be borne by responsible insurance carriers to the extent provided.
(a) Landlord shall insure the Project against loss or damage under a policy or policies of casualty insurance. Such policies shall include a waiver of subrogation clause or endorsement similar to that required of Tenant in Section 10.3(b) above. Landlord shall maintain fire and extended coverage for the full replacement value of the Premises and Project. Tenant shall be named as an additional insured on all liability policies of Landlord with respect to acts or omissions or occurrences within the Common Areas. The insurance policy shall provide thirty (30) days prior written notice to Tenant of any change or alteration as well as cancellation. Landlord’s insurance shall have, as a minimum single limit, liability of One Million Dollars per occurrence and coverages for completed operations, contractual liability, and indemnification, and name Tenant as an additional insured against all claims, demands, or actions for injury, death, property damage, or occasioned by acts or omissions of Landlord. The same insurance requirements under Section 10.4(b) below for Tenant shall also be applicable to Landlord. Both Landlord’s and Tenant’s insurance shall have, to the extent attainable, waiver of subrogation in favor of the other.
(b) Tenant shall maintain workers’ compensation insurance covering all of its employees to at least the statutory limit set forth under Michigan law, liquor liability insurance as required under Michigan Law, and a policy of general public liability insurance in an amount at least equal to One Million Dollars ($1,000,000.00) single limit coverage for property damage, bodily injury or death, and an excess or umbrella liability policy that extends such coverage to at least Three Million Dollars ($3,000,000.00). Such policies of general public liability insurance shall name Landlord as an additional insured. Tenant’s policies shall provide by endorsement or otherwise that such insurance may not be canceled, terminated, amended, or modified for any reason whatsoever, except upon thirty (30) days’ prior written notice to Landlord and Tenant. Prior to the time such workers’ compensation, liquor liability and general public liability insurance is first required to be carried by Tenant, and thereafter at least fifteen (15) days prior to the expiration of any such policy or when requested in writing by Landlord from time to time, Tenant shall deliver either duplicate originals of the aforesaid policies or a certificate evidencing such insurance coverage. If a certificate is provided, it shall contain a statement substantially in the form of the immediately preceding sentence.

ARTICLE 11
Default and Remedies; Termination and Surrender
11.1 Landlord’s Remedies. If Tenant shall fail to make any payment of any Rent due hereunder within seven (7) days of its due date, or if Tenant shall fail to perform any of the other covenants or conditions which Tenant is required to observe and perform under this Lease for a period of thirty (30) days following written notice of such failure, or if the interest of Tenant in this Lease shall be levied upon under execution and not removed or stayed within thirty (30) days, or if any petition shall be filed by or against Tenant in a court of bankruptcy which is not removed within forty-five (45) days, or if Tenant shall be declared insolvent according to law or make an assignment for the benefit of creditors or petition for or enter into an arrangement with creditors that is not removed within forty-five (45) days, or if Tenant shall abandon and vacate the Premises during the Term of this Lease, or if Tenant shall dissolve, then Landlord may, but need not, treat the occurrence of any one or more of the foregoing events as a default under this Lease, and thereupon may, at its option, with notice and demand to Tenant as required by law, have the following-described remedies in addition to other rights and remedies provided at law or in equity. If Tenant has expeditiously undertaken, and is diligently attempting to cure a non-monetary default and continuously proceeding to that goal, then the cure period shall be extended to sixty (60) days following written notice of such failure, but only if such non-monetary default is capable of being cured within that period.
(a) Terminate Tenant’s right of possession and repossess the Premises in a district court summary proceeding action and without terminating this Lease. For the purposes of such reletting, and at Tenant’s expense, Landlord may list the Premises with a broker and may make such repairs or physical changes in or to the Premises as may be necessary. Until the Premises are relet, Tenant shall pay to Landlord the amount due to be paid by Tenant as such Rent becomes due under the Lease without acceleration as provided herein. If the Premises are relet and a sufficient sum shall not be realized from the reletting, after payment of all costs and expenses of such repairs and expenses of readying the Premises for the next tenant, and the expenses of such reletting and the collection of Rent occurring therefrom, to satisfy the Rent herein provided to be paid during the remainder of the initial Term, Tenant shall satisfy and pay any such deficiency as and when such Rent becomes due under the Lease. Tenant agrees that Landlord may file suit to recover sums falling due under the terms of this paragraph from time to time and that any suit or recovery of any portion due Landlord hereunder shall be no defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. Any election of Landlord upon an event of uncured default after written notice must be preceded with all notices and appropriate requirements as provided by law. All remedies of Landlord must comply with the requirements of the Summary Proceedings Act of the State of Michigan, and shall not include consent to self help. Landlord shall use its reasonable efforts to mitigate damages, including good faith efforts to re-lease the Premises,. Landlord’s collection of rents, in the event of a reletting, shall be used to diminish any liability of Tenant.

(b) if Tenant shall fail to cure such default within the time provided in this Lease or immediately if such default requires emergency action, Landlord may (but shall not have an obligation or requirement to do so), in addition to its other legal and equitable remedies, cure such default for the account of and at the cost and expense of Tenant, and the sums so expended by Landlord, including reasonable legal fees, shall be deemed to be additional Rent and shall be immediately due and payable by Tenant but in no event later than the day when Rent shall next become due and payable.
(c) Enforce all such other remedies as may be available in law or in equity.
11.2 Termination; Surrender of Possession.
(a) Upon the expiration or termination of this Lease, whether by lapse of time, operation of law, or pursuant to the provisions of this Lease, Tenant shall, within ten (10) business days of such event:
(i) Deliver the Premises in the condition required under the Lease (other than as contemplated by Section 7.1 above), ordinary wear and tear excepted and damage covered by Landlord’s insurance, remove all of its personal property and trade fixtures from the Premises and the Project and repair any damage caused by such removal and render the Premises with no openings to the elements;
(ii) Surrender possession of the Premises to Landlord in broom clean condition and as otherwise required by this Lease; and
(iii) Upon the request of Landlord, at Tenant’s cost and expense, remove from the exterior and interior of the Premises and the Project all signs, TV antennae and satellite dishes, symbols and trademarks which are connected with or associated specifically with Tenant’s business and repair any damages to the Premises caused by such items or their removal.
(b) If Tenant shall fail or refuse to deliver the Premises as hereinabove provided, Landlord may do so and recover its costs from Tenant for so doing. If Tenant shall fail or refuse to comply with Tenant’s duty to remove all personal property and trade fixtures from the Premises within twenty (20) days from the expiration or termination of this Lease, the parties hereto agree and stipulate that Landlord may, at its election, treat such failure as Tenant has abandoned such property. In such event, Landlord may keep or remove, store, discard, or otherwise dispose of all or any part of such property in any manner that Landlord shall choose, without incurring liability to Tenant or to any other person or entity, subject to any Subordination Agreement entered into by Landlord with Tenant’s lender. Should Tenant or its lender with respect to the fixtures and equipment fail to remove such property upon, or within twenty (20) days after termination or expiration of the Lease or as agreed upon, then Landlord shall be relieved of any further responsibility.
11.3 Holding Over. If Tenant shall remain in possession of the Premises, or any part thereof, after the termination or expiration of this Lease, Tenant shall become a month-to-month Tenant whose estate may be terminated by thirty (30) days prior written notice. Tenant shall, however, pay Landlord one and one-half (1 1/2) times the amount of Rent which would have been due for a like period of occupancy during the preceding month of the Lease Term hereof. The provisions of this clause shall not operate as a waiver by Landlord of any right it may otherwise have. However, Tenant’s right to remove its equipment and fixtures shall be governed as set forth above even if the Lease ceases.

11.4 Assignment and Subletting. Except as provided herein, Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld, delayed or conditioned, assign this Lease, assign or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant and its employees. Notwithstanding the foregoing, Tenant may assign the Lease or sublet the Premises to a holding company or subsidiary company of the Tenant or one of Tenant’s affiliates, an associated or affiliated company of Tenant, another franchisee of Buffalo Wild Wings, the acquirer of a majority of the Tenant’s other locations or a lending institution in connection with a financing of Tenant’s business or the business operations of Tenant’s franchisee, without the prior consent of the Landlord, provided that prior written notice is given to Landlord (See Appendix C). Such assignment or subletting shall not alter Tenant’s responsibility to Landlord under this Lease. Further, Tenant shall have the right without such Consent to assign the Lease to Landlord’s Franchisor pursuant to Appendix C attached. Landlord agrees to accept Rent from the Tenant, its assignee or subtenant.
11.5 Bankruptcy.
(a) If following the filing of a petition by or against Tenant in a bankruptcy court, Landlord shall not be permitted to terminate this Lease as hereinabove provided because of the provisions of Title 11 of the United States Code relating to Bankruptcy, as amended (the “Bankruptcy Code”), then Tenant (including Tenant as Debtor-in-Possession) or any trustee for Tenant agrees to promptly petition the bankruptcy court, to assume or reject this Lease, in its entirety, in accordance with the Bankruptcy Act.
(b) Tenant or any trustee for Tenant may only assume this Lease if (i) it cures or provides adequate assurance that the trustee will promptly cure any default hereunder, (ii) it compensates or provides adequate assurance that the Tenant will promptly compensate Landlord for any actual pecuniary loss to Landlord resulting from Tenant’s default, and (iii) it provides adequate assurance of future performance under this Lease by Tenant including, but not limited to the payment of a security deposit to Landlord equal to not less than three times monthly Base Rent, all as provided in 11 USC §365(b)(1). In no event after the assumption of this Lease by Tenant, or any trustee for Tenant, shall any then-existing default remain uncured for a period in excess of thirty (30) days. Adequate assurance of future performance of this Lease shall include, without limitation, adequate assurance: (i) of the source of Rent required to be paid by Tenant hereunder; and (ii) that assumption or permitted assignment of this Lease will not breach any provision hereunder.
In the event of any conflict, the Bankruptcy Act shall control.

11.6 Remedies Cumulative.
(a) The failure of either party to enforce any covenant or condition of this Lease shall not be deemed a waiver thereof or of the right of either party to enforce each and every covenant and condition of this Lease. No provision of this Lease shall be deemed to have been waived unless such waiver shall be in writing and signed by the person against whom the waiver is claimed.
(b) All rights and remedies of Landlord under this Lease shall be cumulative, and none shall exclude any other rights or remedies allowed by law.
11.7 Expenses of Enforcement. The losing party shall pay all reasonable attorneys’ fees and expenses incurred by the winning party in enforcing any provision of this Lease.
ARTICLE 12
Access to Premises
12.1 Access to Premises. Landlord shall have the right, upon reasonable prior notice, to enter upon the Premises at all reasonable business hours for the purpose of inspecting them or making such repairs or alterations as it is obligated to make under the terms of this Lease or which Landlord may elect to perform, following Tenant’s failure to do so. Repairs shall be made, and alterations as are the requirement of Landlord, in such a manner that they do not unreasonably interfere with Tenant’s operation of the Premises or its quiet enjoyment. Repairs by either Landlord or Tenant on behalf of the other shall be made in a manner only upon prior notice and only if the other party fails to undertake such repairs that are its obligations upon notice as provided in Section 9.3.
The Landlord shall have the right to enter the Premises at reasonable hours on reasonable notice to show them to prospective purchasers and mortgagees, however, such shall be in a manner that does not interfere with the operation of the business and shall not include entry into the kitchen and other areas if such entry would be a violation of health codes or would create a hazard in the operation of the business.
Except as expressly provided in this Lease, in no event may Landlord enter the Premises without the consent of Tenant unless there is an absolute emergency; such consent shall not be unreasonably withheld, conditioned or delayed.
Throughout the Term, Landlord shall have the right to enter the Premises at reasonable hours on reasonable notice for the purpose of showing them to prospective purchasers or mortgagees and, during the last six months of the Term or during any period of Tenant default which remains uncured for more than sixty (60) days, to prospective tenants.
If Tenant is not present to open and permit an entry into the Premises, Landlord or Landlord’s agents may enter the same whenever such entry may be reasonably necessary in event of an emergency to protect life or property. In no event shall the obligations of Tenant hereunder be affected by any such entry.

ARTICLE 13
Miscellaneous
13.1 Notices.
All notices, bills or statements required hereunder shall be in writing and shall be deemed to have been given if either delivered personally or mailed by certified or registered mail, return receipt requested, or by FedEx or similar nationally recognized courier service, to the parties at their addresses as set forth below. The addresses specified for notices herein may from time to time be changed by the written notice of one party to the other.

Landlord:	Chesterfield Development Company, LLC 1717 Stutz Troy, MI 48084

Copy to:	Steven D. Sallen, Esq. Maddin, Hauser, Wartell, Roth & Heller, P.C. 28400 Northwestern Hwy. Suite 300 Southfield, MI 48034

Tenant:	AMC Chesterfield, Inc. Attn: T. Michael Ansley 21751 W. Eleven Mile Rd., Suite 208 Southfield, MI 48076

Copy to:	Mark J. Burzych, Esq. Fahey Schultz Burzych Rhodes PLC 4151 Okemos Road Okemos, MI 48864
13.2 Effect of Submission. The submission by Landlord of the within Lease for execution by Tenant shall confer no rights nor impose any obligations, including brokerage obligations, on any party unless both Landlord and Tenant shall have executed this Lease and duplicate originals thereof shall have been delivered to the respective parties. If Tenant executes this Lease and submits it to Landlord, such submission shall constitute an offer to Lease, which shall be irrevocable for thirty (30) days.
13.3 Litigation. Landlord and Tenant do hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other upon any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises, or any claim or injury or damage or both. It is further mutually agreed that if Landlord commences any summary proceeding for nonpayment of any Rent, Tenant will not interpose any counterclaim in any such proceeding (unless it is a compulsory counterclaim); provided, however, that the foregoing shall not constitute a waiver of Tenant’s right to bring a separate action for any claim Tenant may have.

13.4 Governing Law; Invalidation. This Lease shall be governed by and construed in accordance with the laws of the State of Michigan that are applied to leases made and to be performed in that state. The invalidation of one or more terms of this Lease shall not affect the validity of the remaining terms.
13.5 Headings. The headings contained herein are for convenience only and shall not be used to define, explain, modify or aid in the interpretation or construction of the contents hereof.
13.6 Amendment. This Lease represents the entire agreement between the parties. No oral or written, prior or contemporaneous agreements shall have any force or effect, and this Lease may not be amended, altered or modified unless done so by means of a written instrument signed by both parties.
13.7 Subordination; Attornment; Estoppel Certificate.
(a) This Lease shall, at the sole option of Landlord or its lenders, be subject and subordinate to the interest of the holders of any notes secured by mortgages on the Project or the Premises, now or in the future, and to all ground or underlying leases and to all renewals, modifications, consolidations, replacements and extensions thereof. While the provisions of this section are self-executing, Tenant shall execute such documents as may be reasonably required by Landlord or any mortgagee to affirm or give notice of such subordination. In turn for such execution of documents, Tenant shall be entitled to receive a satisfactory non-disturbance agreement from each such lender whereby the lender agrees to recognize Tenant’s rights under this Lease following foreclosure or event of a deed in lieu of foreclosure, so long as Tenant is not in default hereunder. Furthermore, it is recognized that Tenant shall finance its equipment and fixtures, including bars, ovens, refrigerators, walk-in coolers, range hoods, entertainment equipment including video and acoustical equipment, and that such do not form part of the leasehold premises and are trade fixtures of Tenant, and are subject to the security interest by Tenant’s lender and shall not be subordinated to Landlord and any Mortgages of Landlord.
(b) At the request of Landlord, Tenant shall within ten (10) days deliver to Landlord, or anyone designated by Landlord, a certificate stating and certifying as of its date (i) the date to which Rent and other charges under this Lease have been paid; (ii) whether or not there are then existing any setoffs or defenses against the enforcement of any of the agreements, terms, covenants or conditions hereof on the part of Tenant to be performed or complied with (and, if so, specifying the same); (iii) if such be true, that this Lease is unmodified and in full force and effect and that Landlord is not in default under any provision of this Lease (or if modified, setting forth all modifications, and if Landlord is in default, setting forth the exact nature of such default); and (iv) such other information as Landlord may reasonably request in connection with the Landlord-Tenant relationship established by this Lease. Landlord agrees to deliver the same required statement to Tenant and anyone designated by Tenant within the same time and manner. Further, Tenant will agree to attorn to any lender or subsequent purchaser of Landlord provided that such recognizes Tenant’s quiet enjoyment and rights under the Lease. Any amendment to the Lease shall be binding upon any subsequent purchaser or lender. Any notice and cure provisions of a lender must correspond to Landlord’s and not require any more than 15 days additional time to cure thereafter. The Subordination and Attornment Agreement shall comply with the reasonable requirements of Tenant’s lender.

(c) Tenant agrees to give any Mortgagee(s), by registered mail, a copy of any notice of default served upon the Landlord, provided that prior to such notice, Tenant has been notified, in writing (by way of Notice of Assignment of Rents and Leases, or otherwise), of the address of such Mortgagee(s). Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagee(s) shall have an additional thirty (30) days within which to cure such default or, if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days, any Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default, (including, but not limited to, commencement of foreclosure proceedings, if necessary, to effect such cure) in which event this Lease shall not be terminated while such remedies are being so diligently pursued.
13.8 Light or Air Rights. No rights to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant under this Lease.
13.9 Successors and Assigns. The covenants, conditions, and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except to the extent prohibited by Section 11.4 above, their respective successors and assigns.
13.10 Covenants and Conditions. All covenants and conditions contained in this Lease are independent of one another. All of the covenants of Tenant contained herein shall, at the option of Landlord, be construed as both covenants and conditions.
13.11 Sale or Transfer of Project or Premises. Upon any sale or transfer, including any transfer by operation of law, of the Project or the Premises, Landlord shall be relieved of all subsequent obligations and liabilities under this Lease but not prior liabilities or obligations.
13.12 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed in accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy in this Lease as provided.
13.13 Brokers. Landlord shall pay a commission to Howard Schwartz Commercial Real Estate, LLC equal to five percent (5%) of the aggregate Base Rent for the first five (5) years of the Term and two and one-half percent (2.5%) of the aggregate Base Rent for the second five (5) years of the Term “Brokerage Commission.” The Brokerage Commission shall be paid as follows: one-half to be paid upon execution of the Lease and removal of any contingencies and one-half to be paid upon Tenant’s opening of business. In the event Tenant does not open for business, Howard Schwartz Commercial Real Estate, LLC shall return the first half of the commission within ten (10) days. No commission shall be paid on options. Other than Howard Schwartz Commercial Real Estate, LLC, Tenant and Landlord represents and warrants that it has dealt with no broker in connection with this lease. Each party indemnifies and agrees to hold harmless the other party, and at the other party’s option defend the other party, from and against any and all liabilities, including, without limitation, reasonable attorneys’ fees, arising from a claim by any broker claiming through the indemnifying party.

13.14 Liability Joint and Several. If Tenant is more than one person, each of their obligations under this Lease shall be joint and several.
13.15 Net Lease. It is the intention of the parties that this Lease shall be what is commonly known as a “net-net-net” or “carefree” Lease and Landlord’s obligations shall be limited to those it has specifically undertaken herein.
13.16 Recording. Tenant shall not record this Lease, but may record a Memorandum of this Lease provided that the form and content thereof is first approved in writing by Landlord, which consent shall not be unreasonably withheld, condition or delayed, and Tenant shall, at its sole cost, promptly discharge of record any such Memorandum of Lease upon expiration or termination of this Lease.
IN WITNESS WHEREOF, this Lease has been executed as of the day and year first above written.

WITNESSES:	LANDLORD:

Chesterfield Development Company, LLC

/s/ Michaelle Sacka	By:	/s/ John Damico

Michelle Sacka		John Damico Its: Manager

TENANT:

AMC Chesterfield, Inc.

/s/ Heidi L. Verardi	By:	/s/ T. Michael Ansley

Heidi L. Verardi		T. Michael Ansley
Its: President

Exhibit A — Legal Description	Exhibit C — Landlord’s Work
Exhibit B — Site Plan	Exhibit D — Guaranty
Exhibit B-1 — Layout

EXHIBIT A
LEGAL DESCRIPTION
A PARCEL OF LAND LOCATED IN AND BEING A PART OF THE SOUTH 1/2 OF SECTION 17, T.3N., R.14E., CHESTERFIELD TOWNSHIP, MACOMB COUNTY, MICHIGAN, BEING MORE PARTICULARLY DESCRIBED AS: COMMENCING AT THE INTERSECTION OF THE CENTERLINE OF GRATIOT AVENUE AND THE SOUTH LINE OF SAID SECTION 17, SAID POINT BEING N86‘40’56“W” 1501.93’ FROM THE SOUTH ONE—QUARTER CORNER OF SECTION 17; THENCE N31‘14’22“E” 412.67’ ALONG THE CENTERLINE OF GRATIOT AVENUE AS MONUMENTED; THENCE S58‘45’38“E” 60.00’ TO THE EASTERLY LINE OF GRATIOT AVENUE AS MONUMENTED. ALSO BEING THE POINT OF BEGINNING; THENCE N31‘14’22“E” 1052.93’ ALONG SAID LINE OF GRATIOT TO A FOUND ORIGINAL CONCRETE MONUMENT AT THE SOUTHWEST CORNER OF LOT 12 OF “SUPERVISOR’S PLAT NO. 18” (L.18, P.45 MACOMB COUNTY PLAT RECORDS); THENCE S89‘01’20“E” 666.90’ ALONG THE SOUTHERN LINE OF SAID “SUPERVISOR’S PLAT NO. 18” TO A FOUND IRON ROD (PS #19835) AT THE SOUTHEASTERN CORNER OF LOT 13 OF SAID SUBDIVISION; THENCE S88‘45’50“E” 126.20’; THENCE S1‘33’00“W” 572.66’ TO A FOUND IRON ROD (PS #19835); THENCE S88‘27’00“E” 30.46’ TO A FOUND IRON ROD (PS #19835); THENCE S1‘33’00“W” 389.81’ TO A FOUND IRON ROD (PS # 16052); THENCE N88‘27’00“W” 60.00’ TO A FOUND IRON ROD (PS #15405); THENCE S1‘33’00“W” 261.06’; THENCE 80.44’ ALONG A CURVE TO THE RIGHT (CENTRAL ANGLE = 0-18-36, R = 14866.73. TAN = 40.22, CHORD BEARING N86‘57’30“W” 80.44) ALONG THE NORTHERN LINE OF 23 MILE ROAD (M—29) AS DEFINED IN WARRANTY DEED L.1307, P.543 MCR; THENCE N58‘56’17“W” 526.80’ TO A FOUND IRON PIPE (PS #26467); THENCE S04‘12’30“W” 240.26’ TO A FOUND IRON PIPE (PS #26467); THENCE ALONG SAID NORTHERN LINE OF 23 MILE ROAD N85‘47’42“W” 226.00’; THENCE N43‘49’12“W” 134.92’; THENCE N79‘54’36“W” 145.86’; THENCE N58‘45’38“W” 308.53’ TO THE POINT OF BEGINNING.
CONTAINING 27.8097 ACRES OF LAND.

EXHIBIT B
SITE PLAN

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EXHIBIT B-1
LAYOUT

**PROPOSED FRONT (WEST) ELEVATION**

SCALE: 1/16" = 1'-0"

PROPOSED
BUFFALO
WILD WINGS
7,280 S.F.
(INCL. INDOOR PATIO)
INSIDE DIMENSION
LEASE DIMENSION

**LEASE FLOOR PLAN**

SCALE: 1/16" = 1'-0"

issued for:

project:

Renovation For
*Chesterfield Village Square*
Proposed Buffalo Wild Wings
23 Mile Road and Gratiot Avenue
Chesterfield Township, Michigan

ROGVOY
ARCHITECTS

drawing:

Proposed
Lease Outline

DO NOT SCALE DRAWING

| | |
|---|---|
| issue date | 02 JUL 09 |
| drawn | KL |
| checked | MD |
| approved | MD |

file number: 92114

sheet:

# LOD-1

EXHIBIT C
PLANS AND SPECIFICATIONS FOR LANDLORD’S WORK
In preparing the Premises for Tenant’s occupancy, Landlord shall, at Landlord’s expense, perform the services and provide the materials necessary to provide the Premises as listed below. Tenant shall only be responsible for construction of those items that are designated as Tenant’s Responsibility. Tenant will utilize existing utilities wherever possible.

Walls:	Landlord’s responsibility (existing). Exterior walls shall be constructed in accordance with all applicable local building codes and standards, and shall be properly insulated and waterproof.

Tenant shall be responsible to coordinate with Landlord’s contractor all of the Tenant’s work (mechanical, electrical, etc.) to be installed within walls (by Tenant) constructed by Landlord so as not to delay the completion of the Landlord’s work.

Landlord’s responsibility (existing). Demising walls — Interior partitions dividing Premises to be constructed of 6” metal stud framing to underside of roof deck installed on floor slab provided by Landlord. Gypsum board on both sides, (fire rated where required by Building Code, taped and sanded) all provided by Landlord and shall meet all applicable local building codes and standards. Existing conditions to be accepted where applicable, as per Tenant’s plans.

Insulation:	Landlord’s responsibility. Landlord to put insulation on all walls as well as the demised interior walls.
New Construction: Vapor barrier to be applied to the pad underneath the slab.
Existing Construction: The slab shall be delivered in “as is” condition provided it is not fractured or cracked. Existing conditions to be accepted where applicable.

Toilets:	Landlord’s responsibility. (existing). Two (2) men’s stalls and one (1) men’s urinal in Men’s bathroom. Three (3) stalls in women’s bathroom.

Ceiling:	Landlord’s responsibility. Exposed underside of steal roof deck on exposed steel structural members and steel joists (painted). Exposed and unpainted “Shell” building mechanical, electrical and plumbing elements.

Interior Lighting Fixtures:

Floors:	Landlord’s responsibility. New Construction: Tenant to receive Tenant allowance credit.

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Existing Construction: Compacted sand fill graded to within +/- 0.1 foot to an elevation of four inches (4”) below finish floor. Concrete floor slab shall be smooth and level, to be provided by Landlord per Buffalo Wild Wings plans.

Frame:	Landlord’s responsibility (existing). A structural frame, foundations and roof deck designed to carry the following allowable live loads per square foot:

a. First Floor (on grade): 100 lbs per sq. ft.

b. Roof: 30 lbs. per sq. ft. snow load; 3 lbs. per sq. ft. superimposed load for ceiling, ductwork, TV’s, etc.

Roof:	Landlord’s responsibility (existing). A single ply membrane roof of bonded type construction on insulated deck with a “U” factor of 0.09.

Space Height:	Landlord’s responsibility (existing). The maximum clear heights measured between the finished floor slab and finished ceiling in Tenant Leased Spaces shall be fourteen feet (14’-0”) minimum. Existing conditions to be accepted where applicable.

Basements and Mezzanines:	Not permitted.

Front Exterior:	Landlord’s responsibility. An exterior façade constructed of varied design and materials shall extend across the entire building above Tenant’s storefront area. Landlord to provide blocking and junction box for Buffalo Wild Wings signs and wedge lighting as well as a double entry storefront opening, all doors, windows and glass and operating garage doors pursuant to Tenant’s specifications. Design according to Buffalo Wild Wings Trade Dress and/or subject to approval by Buffalo Wild Wings Corporate Office.

Electrical:	Landlord’s responsibility. A central transformer will be provided with electrical conduit to the Premises. Electrical power will be furnished at 1,000 Amps, 120/208 Volt 4 wire 3 phase, circuit breakers and panels and individually metered at central metering locations. Existing conditions acceptable if reasonable to Tenant’s plan. Feeders from meter to a fused disconnect switch to be furnished and installed by Landlord. Conduit to the Premises shall be provided by Landlord at a location determined by Tenant’s Architect. Tenant will evaluate Landlord’s current location and work with it, if possible. This shall include, but not be limited to, tenant’s decorative exterior lighting and signage and all other Landlord approved elements.

Landlord’s responsibility (existing). Landlord to provide and install building mounted lighting as required to illuminate the site and public areas.

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Telephone:	Landlord’s responsibility. Access/conduit shall be provided to the Tenant space for telecommunications wiring from the local service provider’s demarcation point. Incoming feeders to project central distribution backboards, at locations designated by Tenant. Empty conduit systems, with pull strings, to the Premises shall be provided by Landlord.

HVAC:	Landlord Responsibility. Roof mounted equipment, Heating, Ventilation and Cooling Units will be supplied and installed by Landlord. Gas and electrical service to the building HVAC units will be provided by Landlord and connected to metering systems to be furnished by Landlord. Roof top mounted equipment will be units per Buffalo Wild Wings specifications or Tenant approved specifications, and Landlord will furnish forty-five (45) tons of cooling. All wiring controls and distribution to be performed at Landlord cost per Tenant’s plan. Duct work to be installed by Tenant at Tenant’s cost. Lennox 40 ton rooftop mounted unit, distributive ductwork with diffusers every 200 SF laid out as defined by Tenant specs.

Tenant’s responsibility. Tenant shall provide other cooling or ventilation equipment for its operation as a restaurant including all fire dampers, fire suppression requirements of its own equipment and any fire control requirements as a result of the Tenant’s use and occupancy. Tenant’s work shall conform to all applicable codes and rules pertinent to Tenant’s use of the Premises.

Meters:	Landlord’s responsibility. Shall be separately provided for all utilities running into Tenant’s space. Tenant shall be responsible for all utilities consumed in the Leased Premises. The Landlord will provide the required electric service. Utility services provided by Landlord include water (minimum 2” line, 55 psi), sanitary sewer (minimum 4” line), electric and telephone. Landlord will also provide any required utility meters for the Leased Premises and all cabinets including all panels and MDP and CT cabinets.

Water:	Landlord’s responsibility. On site water supply mains (separate for domestic and fire protection), shut-off valves and fire hydrants will be provided by the Landlord. The Landlord will provide domestic water branch lines stubbed into the Premises at a point to be determined by Tenant.

Fire Sprinklers:	Landlord’s responsibility. The interior fire protection system main will be stubbed above the Premises at a point to be determined by Tenant’s architect and distribution points shall be determined by Tenant’s architect per Tenant’s specifications.

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Sanitary and Storm Sewers:	Landlord’s responsibility. Sanitary and storm mains to serve the Project and Property.

Tenant’s responsibility. Existing Construction: Tenant shall be responsible for grease traps, etc. as required per all applicable governing authorities prior to connecting to the sanitary line.

Gas:	Landlord’s responsibility. Gas service lines will be provided to meter locations as determined by Tenant. Landlord shall extend gas service lines to the Premises. Tenant shall make every effort to work with existing gas connection pursuant to Tenant’s plans. Landlord shall deliver an LOD showing all utility connections.

Exterior Sign:	Exterior sign lights on the building for Tenant’s exclusive use are not wired to the house meter — wired and controlled by Tenant. Tenant and Landlord will cooperate to incorporate standard Buffalo Wild Wings Trade Dress to exterior with associated façade, signage and awnings. Subject to Chesterfield Township approvals, the plans will be submitted by Tenant to Landlord for approval which may not be unreasonably withheld or delayed. Landlord to provide all electrical service to Tenant’s signage and lighting to Tenant’s fixtures at the façade. See Exhibit B, attached.

Interior Finishes:	Other than those described herein as Landlord’s Work or obligation, shall be provided by Tenant as specified on Tenant finish drawings.

Service Doors:	Landlord’s responsibility. Service door(s) per Tenant space and required Exit doors, in exterior building walls, will be installed by Landlord per Tenant’s specifications. Hollow metal door and frame, no vision panel; with commercial grade hardware consisting of a surface mounted door closer, 1 1/2 pairs of butts, one lockset with exterior cylinder. The Tenant’s preferred location will be used where timely notification (prior to commencing construction of exterior walls) is given to the Project Architect. DBL 3’ 0” door existing.

Common Areas:	Landlord responsibility. Landlord will construct parking lots, driveways, roads, landscaping and all other areas deemed common areas in a class A shopping center pursuant to the approved site plan attached. Landlord shall also provide Tenant with a staging area for two existing (2) eight (8) yard dumpsters for the use of the restaurant. If Tenant needs additional exclusive dumpsters, Landlord will provide staging area and Tenant will provide the additional dumpsters and corresponding additional screening.

Tenant responsibility. Landlord shall permit Tenant to install a grease rendering container as may be required for restaurant use.

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Tenant responsibility. Landlord shall permit Tenant to install up to four (4) small satellite dishes, or any greater number required by Tenant on the roof in an inconspicuous location at the rear side of the building underneath coping at the roof line, if possible; or on the rear side of the building on the back wall, if possible; or on the roof. If roof penetration is necessary, Landlord’s roofing contractor shall install roof penetrations. Tenant will consider placing equipment on parapet wall if possible.

Landlord responsibility. Landlord shall permit Tenant to use the outdoor patio area exclusively for a seating area and bar area (as permitted by local laws and regulations) for food and beverage service.

Landlord responsibility. Landlord shall, at its sole cost, provide the concrete pad and access doors to the outdoor patio area. Tenant shall provide and install the patio fencing consistent with Tenant’s Exterior Trade Dress.

Landlord responsibility. Landlord shall designate a “No Building Area” on the Site Plan parking area, including three (3) designated parking spaces.

Impact Fees:	Landlord’s responsibility. Landlord shall pay all, if any, restaurant impact fees associated with infrastructure and water and sewer capacity fees (often referred to as Tap Fees) for a sit-down restaurant in the Township of Chesterfield, if such should be required by the Township or Macomb County.

Tenant Improvement Allowance:	Landlord agrees to pay to Tenant $30.00 per square foot for the Tenant Improvement Allowance for the Premises upon the completion of all improvements above the Standard Interior Finish. The Tenant Improvement Allowance shall be paid one-half (1/2) for Tenant’s construction with receipt of permit for commencement of construction and one-half (1/2) within thirty (30) days following Tenant’s completion of construction and furnishing waivers and release of all liens.

Tenant may elect to hire its own contractor(s) to make Tenant Improvements to the Premises with plans permitted by Chesterfield Township and approved by Landlord. Upon completion of any work by Tenant or its contractors, a waiver and release of lien(s) will be provided to Landlord.

Architectural Plans:	Tenant’s responsibility. Tenant shall hire a registered architect to prepare plans for permitting the interior construction and build-out by the Township of Chesterfield, all subject to the reasonable approval of the Landlord prior to the commencement of any Tenant Improvements.

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Landlord’s responsibility. Landlord shall provide Tenant with an “as-built” survey in PDF and CAD format to confirm dimensions and square footage of the Premises and Project within 30 days of Lease execution.

Permits:	Landlord’s responsibility. The Landlord shall be responsible to permit and construct the Building shell as provided herein and the Lease, including all corresponding building construction permit fees for Landlord’s Work only.

Survey:	Landlord’s responsibility. Landlord to furnish tenant with an “as built” survey and corresponding legal description.

Parking Areas and Zoning:	Landlord’s responsibility (existing). Landlord to construct hard surfaced, properly drained, lighted, striped and landscaped parking areas, and truck service courts; access roads having directional signs and such traffic controls as may be necessary. Any exterior access ramps from the parking lot and the sidewalk to the doors for each entrance or exit, any interior access ramps and threshold risers, as required by code. Tenant to accept existing conditions.

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EXHIBIT D
GUARANTY OF LEASE
THIS GUARANTY OF LEASE made as of the 2nd day of December, 2009, between Chesterfield Development Company, LLC, a Michigan limited liability company, as Landlord, and AMC Chesterfield, Inc., a Michigan corporation, as Tenant.
In consideration of and to induce the execution and delivery of that certain Lease dated December 2, 2009 (the “Lease”) between Landlord and Tenant, for a certain premises (the “Premises”) as more particularly described in the Lease, Guarantor hereby agrees as follows:
1. For the first five Lease Years of the Lease only, Guarantor unconditionally guaranties to Landlord the full and punctual payment of all rents and other sums payable by Tenant under the Lease, and the full and punctual performance and observance of all terms, covenants and conditions on the part of Tenant to be performed and observed under the Lease (collectively the “Tenant Obligations”). Guarantor further agrees to indemnify and hold Landlord harmless for any loss, liability, damage or expense (including reasonable attorney’s fees) arising from the failure of Tenant to timely perform any of the Tenant Obligations and/or the enforcement of this Guaranty during such period. Upon Tenant’s default under the Lease and upon demand by Landlord, Guarantor shall pay or perform the Tenant Obligations so in default, as applicable, without offset, deduction or counterclaim.
2. This is a guaranty of payment and not of collection. Landlord shall not be required to pursue any remedies that it may have against Tenant or pursue any security deposit or other security or other parties as a condition to the enforcement of this Guaranty, it being intended that Guarantor’s obligations under this Guaranty shall be independent of, and in addition to, the Tenant Obligations. It is understood and agreed that Guarantor may be joined in any action against Tenant and that recovery may be had against Guarantor in such action, or in any independent action against Guarantor.
3. Guarantor waives notice of any breach or default by Tenant under the Lease, notice of acceptance of this Guaranty, and all suretyship defenses generally. The foregoing provisions shall apply without limitation to Landlord’s waiver of or failure to enforce any Tenant Obligations and/or Landlord’s granting extensions of time of performance to Tenant.
4. This Guaranty shall be absolute and continuing, and shall not be affected in any way by:
(a) Any modification, amendment or other alteration of the Lease even if such alteration enlarges the obligations or liabilities of Tenant thereunder; any assignment of the Lease or any sublease; any release of Tenant or any other party liable for the Tenant Obligations or any release of security held by Landlord for the performance of the Tenant Obligations; or any sublease of all or a portion of the Premises; and Guarantor consents to any and all of the foregoing;
(b) Any disability or other defense of Tenant, or the cessation from any other cause whatsoever of the liability of Tenant under the Lease.

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The obligations and liability of Guarantor under this Guaranty shall continue in effect until all Tenant Obligations accruing during the first two Lease Years of the initial term of the Lease have been fully paid and satisfied. If at any time payment of any of the Tenant Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Tenant, the obligations of the Guarantor with respect to such payment shall be reinstated at such time as though such payment had not been made.
5. Until all Tenant Obligations are fully paid and satisfied, Guarantor (a) shall have no right of subrogation against Tenant by reason of Guarantor’s performance under this Guaranty or monies or obligations owed by Tenant to Guarantor, (b) waives any right to enforce any remedy which Guarantor now has or may hereafter have against Tenant by reason of Guarantor’s performance under this Guaranty, and (c) subordinates any liability or indebtedness of Tenant now or hereafter held by or owed to Guarantor to the Tenant Obligations.
6. This Guaranty and the obligations of the Guarantor under this Guaranty shall not be modified, discharged, waived or terminated except by an agreement in writing signed by Guarantor and Landlord.
7. This Guaranty shall bind Guarantor and the successors and assigns of Guarantor. This Guaranty may be freely assigned, transferred or hypothecated by Landlord and shall run in favor and inure to the benefit of Landlord, its successors and assigns, and each subsequent holder of Landlord’s interest under the Lease. References to the term “Tenant” shall be deemed to include Tenant’s successors and assigns. This Guaranty may be assigned by Landlord but may not be assigned by Tenant.
8. This Guaranty shall be governed by and construed in accordance with Michigan law. Guarantor agrees to be subject to the jurisdiction of the appropriate courts of Michigan, to accept service of process in any action brought in Michigan, and Guarantor waives any objection to personal jurisdiction in such action.
9. Notices to the Guarantor shall be sent by certified or registered mail to the address set forth below Guarantor’s signature and shall be effective upon receipt. Alternatively, notices may be sent by Federal Express or other recognized delivery service and shall be effective upon delivery to the above address. Guarantor may change its address by giving written notice to Landlord in accordance with this provision.
10. Guarantor represents and warrants that it has the legal right and capacity to execute this Guaranty.
11. In the event more than one person executes this Guaranty as a Guarantor, then all such persons shall have joint and several responsibility hereunder, and whenever required by the context or use herein, the singular word shall include the plural word and the masculine gender shall include the feminine and/or neuter gender, and vice versa.

ii

WITNESS the following signature(s) and seal(s) as of the day and year first above written.

	CORPORATE GUARANTOR		CORPORATE GUARANTOR
	DIVERSIFIED RESTAURANT HOLDINGS,		NAME OF CORPORATION
	INC., Inc., a Nevada corporation		AMC Group, Inc., a Michigan corporation

By:	/s/ T. Michael Ansley	By:	/s/ T. Michael Ansley

	T. Michael Ansley (SEAL)		T. Michael Ansley (SEAL)
	Title: President		Title: President

	ATTEST:		ATTEST:

_______		_______
	Secretary		Secretary
	[AFFIX CORPORATE SEAL]		[AFFIX CORPORATE SEAL]

	Taxpayer ID #: 03-0606420		Taxpayer ID #:20-8732973

	Address: 21751 W. Eleven Mile Rd.		Address: 21751 W. Eleven Mile Rd.
	Southfield, MI 48076		Southfield, MI 48076
(if individual)
STATE OF
CITY/COUNTY OF Oakland, to-wit:
The foregoing instrument was acknowledged before me this 23rd day of November, 2009 by T. Michael Ansley.

/s/ Diana L. Kozar
Notary Public

My Commission Expires:
Diana L. Kozar
Notary Public — Michigan Livingston County
My Commission Expires: Jul 31, 2015
Acting in the County of Oakland

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Appendix C to the Franchise Agreement
Addendum to Lease
This Addendum to Lease, dated _December 2_, 2009, is entered into between Chesterfield Development Company, LLC (“Landlord”), and AMC Chesterfield, Inc. (“Tenant”).
RECITALS
A.	The parties have entered into a Lease Agreement, dated December 2, 2009, (the “Lease”) pertaining to the premises located at Chesterfield Village Square (the “Premises”).

B.
Landlord acknowledges that Tenant has agreed to operate a Restaurant at the Premises pursuant to Tenant’s Franchise Agreement (the “Franchise Agreement”) with Buffalo Wild Wings International, Inc. (“BWW”) under the name “Buffalo Wild Wings Grill & Bar” or other name designated by BWW (the “Restaurant”).

C.
The parties desire to amend the Lease in accordance with the terms and conditions contained in this Addendum to provide BWW the opportunity to preserve the Premises as a BWW branded restaurant as provided herein.

AGREEMENT
Landlord and Tenant agree as follows:
1.
Remodeling and Decor. Subject to any and all municipal/governmental requirements, Landlord agrees that Tenant has the right to remodel, equip, paint and decorate the interior of the Premises and to display such proprietary marks and signs on the interior and exterior of the Premises as Tenant is reasonably required to do pursuant to the Franchise Agreement and any successor Franchise Agreement under which Tenant may operate a Restaurant on the Premises. Any remodel of the building and/or its signs shall be subject to Landlord’s prior and reasonable approval.

2.
Assignment. Tenant does not have the right to sublease or assign the Lease to any third party without BWW’s and Landlord’s written approval. Tenant has the right to assign all of its right, title and interest in the Lease to BWW, its affiliates or its parent company, at any time during the term of the Lease, including any extensions or renewals, without first obtaining Landlord’s consent. No assignment will be effective, however, until BWW or its designated affiliate gives Landlord written notice of its acceptance of the assignment. BWW or its parent company will be responsible for the lease obligations incurred after the effective date of the assignment. If BWW elects to assume the Lease under this subparagraph or unilaterally assumes the lease as provided for in subparagraph 3(a) or 4(a), Landlord and Tenant agree that (i) Lessee will remain liable for the responsibilities and obligations, including amounts owed to Landlord, prior to the date of assignment and assumption, and (ii) BWW will have the right to sublease the Premises to another

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franchisee with Landlord’s prior reasonable approval — reasonableness to be based on proposed new franchisee’s related business experience and credit history, provided the franchisee meets BWW’s then-current standards and requirements for franchisees and agrees to operate the Restaurant as a Buffalo Wild Wings restaurant pursuant to a Franchise Agreement with BWW. Upon receipt by Landlord of an assumption agreement pursuant to which the assignee agrees to assume the Lease and to observe the terms, conditions and agreements on the part of Tenant to be performed under the Lease, the BWW Entity shall thereupon be released from all liability as tenant under the Lease from and after the date of assignment, without any need of a written acknowledgment of such release by Landlord.

3.	Default and Notice.
(a)
Landlord shall send BWW copies of all notices of default it gives to Tenant concurrently with giving such notices to Tenant. If Tenant fails to cure any defaults within the period specified in the Lease, Landlord shall promptly give BWW written notice thereof, specifying the defaults Tenant has failed to cure. BWW has the right to unilaterally assume the Lease if Tenant fails to cure. BWW shall have 15 days from the date BWW receives such notice to exercise, by written notice to Landlord and Tenant, its right for BWW or its designee (the “BWW Entity”) to assume the Lease. BWW shall have an additional 15 days from the expiration of Tenant’s cure period in which to cure the default or violation.

(b)
If the BWW Entity elects to assume the Lease, the BWW Entity shall not be required to cure default and/or to begin paying Rent until Landlord delivers possession of the Premises to the BWW Entity. The BWW Entity shall have the right, at any time until Landlord delivers possession of the Premises, to rescind the option exercise, by written notice to Landlord.

(c)	All notices to BWW must be sent by registered or certified mail, or nationally recognized overnight courier service, postage prepaid, to the following address:
Buffalo Wild Wings International, Inc.
1600 Utica Avenue South
Suite 700
Minneapolis, MN 55416
Attention: General Counsel
BWW may change its address for receiving notices by giving Landlord written notice of the new address. Landlord agrees that it will notify both Tenant and BWW of any change in Landlord’s mailing address to which notices should be sent.

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4.	Termination, Non-Renewal, Expiration.
(a)
If the Franchise Agreement is terminated for any reason during the term of the Lease or any extension thereof, BWW has the right, but not the obligation, to unilaterally assume the Lease by giving Landlord written notice. Within 30 days after receipt of such notice, Landlord shall give a BWW Entity written notice specifying any defaults of Tenant under the Lease.

(b)
If the Lease contains term renewal or extension right(s) and if Tenant allows the term to expire without exercising said right(s), Landlord shall give BWW written notice thereof, and a BWW Entity shall have the option, for thirty (30) days after receipt of said notice, to exercise the Tenant’s renewal or extension right(s) on the same terms and conditions as are contained in the Lease. If a BWW Entity elects to exercise such right(s), it shall so notify Landlord in writing, whereupon Landlord and the BWW Entity shall promptly execute and deliver an agreement whereby the BWW Entity assumes the Lease, effective at the commencement of the extension or renewal term.

(c)
Upon the expiration or termination of the Lease, Landlord will cooperate with and assist BWW in gaining possession of the Premises and if a BWW Entity does not elect to enter into a new lease for the Premises with Landlord on terms reasonably acceptable to the BWW Entity, Landlord will allow BWW to enter the Premises, without being guilty of trespass and without incurring any liability to Landlord, except for any damages caused by BWW’s willful misconduct or negligence, to remove all signs, awnings, and all other items identifying the Premises as a Buffalo Wild Wings® Restaurant and to make such other modifications (such as repainting) as are reasonably necessary to protect the Buffalo Wild Wings® marks and system. In the event BWW exercises its option to purchase assets of Tenant, Landlord must permit BWW a reasonable opportunity (not to exceed forty five (45) days) to remove all such assets being purchased by BWW.

5.	Additional Provisions.
(a)
Landlord hereby acknowledges that the provisions of this Addendum to Lease are required pursuant to the Franchise Agreement under which Tenant plans to operate its business and the Tenant would not lease the Premises without this Addendum.

(b)
Landlord further acknowledges that Tenant is not an agent or employee of BWW and the Tenant has no authority or power to act for, or to create any liability on behalf of, or to in any way bind BWW or any affiliate of BWW, and that Landlord has entered into this Addendum to Lease with full understanding that it creates no duties, obligations or liabilities of or against BWW or any affiliate of BWW, unless and until the Lease is assigned to, and accepted in writing by, BWW or its parent company.

(c)
The BWW Entity may elect not to assume or be bound by the terms of any amendment to the Lease executed by Tenant without obtaining BWW’s prior written approval, which shall not be unreasonably withheld or delayed.

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6.	Sales Reports. If requested by BWW, Landlord will provide BWW with whatever information Landlord has regarding Tenant’s sales from the Restaurant.

7.	Modification. No amendment or variation of the terms of this Addendum is valid unless made in writing and signed by the parties and the parties have obtained the written consent of BWW.

8.
Reaffirmation of Lease. Except as amended or modified in this Addendum, all of the terms, conditions and covenants of the Lease remain in full force and effect and are incorporated by reference and made a part of this Addendum as though copied herein in full. In the event of any conflict between the terms of this Addendum and those in the Lease, the terms of this Addendum shall control.

9.	Beneficiary. Landlord and Tenant expressly agree that BWW is a third party beneficiary of this Addendum.
IN WITNESS WHEREOF, the parties have executed this Addendum as of the dates written below.

TENANT:	LANDLORD:

AMC Chesterfield, Inc.	Chesterfield Development Company, LLC

/s/ T. Michael Ansley	/s/ John Damico

By: T. Michael Ansley, President	By: John Damico, Manager

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